For period ending June 30, 2010                                    Exhibit 77Q1

File number 811-6173

UBS MUNICIPAL MONEY MARKET SERIES

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS


	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Municipal Money Market Series (the Trust), hereby certify that, at a duly convened meeting of the Board of Trustees (Board) of the Trust held on February 10, 2010, the Board duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the abolishment of the retirement policy pursuant to which a trustee who has attained the age of seventy-five (75) years generally must retire from service as a trustee (the Policy); and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Trust to abolish the Policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Trusts Bylaws, as amended (the Bylaws), concerning amendments to the Trusts Bylaws, Article II, Section 12 of the Trusts Bylaws be, and it hereby is, deleted in its entirety.

	IN WITNESS WHEREOF, I have signed this certificate as of the 7th day of May, 2010.

          UBS MUNICIPAL MONEY MARKET SERIES


By:	/s/Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary


New York, New York (ss)

Subscribed and sworn to before me
on this 7th day of May, 2010.


/s/Cathleen Crandall
Notary Public